CONTACT:
                                      Marianne V. Pastor
                                        (703) 335-7800

                 FOR IMMEDIATE RELEASE

Williams Industries, Inc.
Announces Alabama Union Agreement


     Manassas, VA. --- January 30, 2003 --- Following months of extensive negotiations, Williams Industries, Inc. (NASDAQ - WMSI) today announced that its subsidiary, Williams Bridge Company, has reached a contract with the United Steelworkers of America for representation of the workforce at the subsidiary's Bessemer, Alabama manufacturing facility. The agreement was ratified by the covered employees on January 28.

     Williams Industries' President and CEO Frank E. Williams, III, said he was pleased with the employees' support of the new contract. "We believe the agreement will enable the company to continue improving efficiencies and competitiveness at the Bessemer plant while offering wages and benefits similar to those offered at the company's other facilities."

     Williams further stated he was happy to have reached
an equitable resolution of the Bessemer issues and looked
forward to a labor-management partnership with the United
Steelworkers of America that would lead to increased
productivity at the Bessemer plant.   The increased
productivity will benefit not only the employees, but also
the company's customers and shareholders.   The company's
goal, Williams emphasized, is to bring the Bessemer plant's production levels up to those already existing in the company's other facilities.

     The subsidiaries of Williams Industries, Inc. provide
a wide range of quality, cost competitive services and products for the industrial, commercial and institutional
construction markets.   Employees of each of these entities
are eligible for participation in the corporation's extensive employee benefit plans, including a 401(k) plan, an employee stock purchase plan, a health care benefits program, a Section 125 plan and educational training.

     Williams Industries is the leading fabricator of welded steel plate girders for bridges in the Mid-Atlantic and Southeastern United States. In addition to the Bessemer plant, Williams Bridge Company has fabrication facilities in Richmond and Manassas, Virginia. Governmental expenditures for highways and bridges have increased significantly since the passage of the federal Transportation Efficiency Act
(TEA 21) in 1998.

     Williams Bridge Company is the largest of Williams
Industries' subsidiaries, whose comprehensive construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, heavy and specialized hauling and rigging.

     This release contains forward-looking statements, which are subject to risks and uncertainties, that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements

     For additional information, please go to the company's web site "www.wmsi.com" or call the investor relation's office at (703) 335-7800.